UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 27, 2019

LAREDO PETROLEUM, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35380	45-3007926
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street	Suite 900
Tulsa	Oklahoma	74119
(Address of principal executive offices)		(Zip code)
 Registrant’s telephone number, including area code: (918) 513-4570

 Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	LPI	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On September 27, 2019, in connection with the previously announced comprehensive succession planning process, Laredo Petroleum, Inc. (the "Company") announced that, effective as of October 1, 2019 (the "Effective Date"), Randy A. Foutch, the Company's current Chairman and Chief Executive Officer, will transition from his role as Chief Executive Officer and be succeeded in this position by Mikell J. ("Jason") Pigott, who will serve as President and Chief Executive Officer. Mr. Pigott has served as President of the Company since May 28, 2019. Mr. Foutch will remain as a Non-Executive Chairman of the Board of Directors ("Board") of the Company until the Company's annual meeting of stockholders in May of 2020 (the "2020 Annual Meeting") at which point he will not stand for reelection and the Company will appoint an independent director as Chairman of the Board.
In connection with this transition and in recognition of his efforts as the Company’s founder, Mr. Foutch is anticipated to enter into an agreement (the "Agreement") under which he is entitled to receive the following payments and benefits: (i) a "Founder's Bonus" of approximately $5.85 million and (ii) 18 months of COBRA employer contributions following October 1, 2019. The Board approved the Founder's Bonus in recognition of Mr. Foutch's principled leadership and guidance since the founding of the Company, which benefited from his more than 40 years of distinguished service in the exploration and production business.
Mr. Foutch will receive the foregoing payments and benefits on or after the Effective Date provided he signs and subsequently does not revoke the Agreement, including his release of claims in favor of the Company, and he complies with the provisions of the Agreement, including restrictions against competition and the customary confidentiality and non-disclosure covenants. In addition, Mr. Foutch will receive a pro rata portion of his cash bonus for the 2019 fiscal year for the period from January 1, 2019 to October 1, 2019, based on the actual performance of the Company.
For his services as a Non-Executive Chairman of the Board from the Effective Date until the Company's 2020 Annual Meeting, Mr. Foutch will receive cash compensation of $250,000, paid pro rata quarterly based on a rate of $375,000 annually, subject to Mr. Foutch remaining on the Board until the 2020 Annual Meeting. Mr. Foutch is receiving cash compensation for service as Non-Executive Chairman, which the Company believes is consistent with market practice, equal to approximately 1.5 times the compensation for a current Laredo director. While the other Laredo directors have the option to receive a portion of their director fees in equity, the Board determined it was in the best interests of stockholders that Mr. Foutch's director fees be paid 100% in cash, since he will not be standing for re-election once his term ends in May 2020.
Item 7.01. Regulation FD Disclosure.

On September 27, 2019, the Company issued a press release announcing the organizational transitions referenced herein. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information furnished under Item 7.01 of this Current Report on Form 8-K and the exhibit attached hereto are deemed to be "furnished" and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press release dated September 27, 2019, announcing the transitions of Mr. Jason Pigott and Mr. Randy Foutch.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: September 27, 2019	By:	/s/ Mark D. Denny
Mark D. Denny
Senior Vice President and General Counsel